EXHIBIT 99.1
                                 PRESS RELEASE

     FOR IMMEDIATE RELEASE:                  CONTACT:
     Titanium Metals Corporation                  John P. Monahan
     1999 Broadway, Suite 4300                    President - Service Centers
     Denver, Colorado 80202                       (303) 296-5616

                 TIMET ANNOUNCES OPENING DALLAS SERVICE CENTER

     DENVER, COLORADO_June 29, 1998_ Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) announced the opening of a new sales office and distribution center near Dallas, TX to better service the growing market for titanium mill products in the Southwestern United States.

     "This new TIMET Service Center will provide a wide selection of mill products on a just-in-time basis, as well as full cut-to-size services.
     Our objective is to give our customers the titanium materials they need, in the quantities and sizes required, on the schedule they require," said Greg Rollins, TIMET's Director of North American Service Center Sales.

     TIMET manufactures the broadest range of alloys and product forms in the titanium industry and stocks industry standard products in a network of Service Center locations across the United States and Europe. TIMET can readily supply various quantities, from heat lots to single cut pieces, from its Service Centers. Typical products include commercially pure (CP) and alloy billet, bar, plate, sheet, strip, welded and seamless pipe and tube, plus fittings, fasteners and weld wire. TIMET products are manufactured specifically to meet customers' needs in a broad range of industries, including aerospace, oil and gas, chemical process, medical and consumer goods industries. TIMET also offers the industry's most extensive titanium research and development programs and new product support.
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     The new Dallas Service Center joins TIMET's existing network in offering a variety of first cut operations and other services, which lower total costs for our customers. "Just-in-time delivery programs, often utilizing in-house bandsaws and shearing equipment that hold close tolerances on cut plate, sheet, billet and bar, enable us to provide custom programs tailored to our customer needs," according to Rollins. Plasma torch cutting, and scrap and surplus buy back programs are also available at the Irving facility. Rollins emphasized, "We are dedicated to complete customer satisfaction. Our sales representatives are knowledgeable, responsive and able to meet exact customer requirements."

     The Dallas facility brings TIMET's total Service Center network to nine locations in the United States and Europe, totaling over 200,000 square feet and stocking over 2,000,000 pounds of inventory, explained John Monahan, President of TIMET Worldwide Service Centers. "This addition expands our distribution base in an important and flourishing geographic center," Monahan stated. "It provides us an outlet to meet the requirements of large and small titanium users, with a combination of products and services no other titanium company can offer."

     TIMET, headquartered in Denver, Colorado, is a leading integrated manufacturer and distributor of titanium metal products.
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